Exhibit 10.3

EXECUTION VERSION

Separation and Consulting Agreement

THIS SEPARATION AND CONSULTING AGREEMENT (this “Agreement”), dated as of March 20, 2015, is entered into by and among Alico, Inc., a Florida corporation (the “Company”), Integrated Beef Consultants LLC, a Texas limited liability company (“IBC”), and Kenneth Smith (“Smith” and, together with IBC, the “Consultant”).

WHEREAS, Smith currently serves as Executive Vice President and Chief Operating Officer of the Company and will continue to do so through the close of business on March 20, 2015 (the “Resignation Date”);

WHEREAS, the Company and Smith are parties to that certain Change in Control Agreement, dated as of March 27, 2013 (the “Change in Control Agreement”);

WHEREAS, the Consultant has invaluable knowledge and expertise regarding the business of the Company;

WHEREAS, due to the Consultant’s knowledge and expertise, the Company wishes to have the cooperation of, and access to, Smith following the Resignation (as defined below); and

WHEREAS, the Company and the Consultant now desire to enter into a mutually satisfactory arrangement concerning, among other things, Smith’s separation from service with the Company on the Resignation Date, and the Consultant’s service to the Company as an independent contractor following the Resignation Date, and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Consultant hereby agree as follows:

1.                  Separation from Service.

(a)                Resignation. Smith hereby acknowledges and agrees that Smith’s employment with the Company shall terminate as a result of Smith’s resignation on the Resignation Date (the “Resignation”). Smith acknowledges that, effective on the Resignation Date and by virtue of executing this Agreement, and without any further action by Smith, Smith hereby resigns the Consultant’s positions as Executive Vice President and Chief Operating Officer of the Company and as a member of the board of directors of, or as a manager, officer, or any other position with, any of the Company’s affiliates.

(b)               Acknowledgments. Smith acknowledges and agrees that for purposes of all plans, agreements, policies, and arrangements of the Company and its affiliates in which Smith participated or to which Smith was a party (including, without limitation, the Change in Control Agreement), the Resignation shall be a voluntary separation. Moreover, in the case of any such plan, agreement, policy, or arrangement that includes the concept of resignation with “good reason” or a similar term of like meaning, Smith waives any right to resign from the Company and its affiliates for “good reason” or a similar term of like meaning for purposes of any plan, agreement, policy, or arrangement of the Company and its affiliates (including, without limitation, the Change in Control Agreement).

2.                  Consulting Period. The Consultant shall render the Services (as defined below) for the period beginning on the Resignation Date and ending on the third anniversary of the Resignation Date, unless earlier terminated in accordance with Section 7 (the “Consulting Period”).

3.                  Services. During the Consulting Period, the Consultant shall provide consulting services as directed by the Chief Executive Officer of the Company (the “Services”), including, without limitation, (a) supporting the ongoing interaction of the Company with the State of Florida and the South Florida Water Management District (“SFWMD”) to develop the 10-year water storage contract approved on December 11, 2014 by the SFWMD and the funding from the State of Florida directed to the Payment for Environmental Services Program, and any water storage projects in the Alico East Ranch, including, without limitation, the C-139 basin (such 10-year contract when executed and such funding, collectively, the “Water Project”); (b) supporting the Company’s development and permitting of certain lands held by the Company for oil and mineral aggregates extraction; (c) supporting the transition of new management for the cattle business; and (d) providing advice in respect of the management of the Company’s cattle properties and consulting studies for such properties. During the Consulting Period, the Consultant shall be available to provide the Services for up to 20 hours per week. If the Company requires that the Consultant provide Services in excess of 20 hours per week, the Company shall compensate the Consultant at the rate of $195.00 per hour for any such additional time, which shall be in addition to the fees and expenses set forth in Section 4. The Services shall generally be performed at such locations as are reasonably determined by the Consultant (it being understood and agreed that such services may be performed at the Consultant’s home offices and generally will not be performed at the Company’s premises unless requested by the Company).

4.                  Fees and Expenses.

(a)                Consulting Fee. In consideration for agreeing to provide the Services and for agreeing to the covenants set forth in Section 8 and subject to Smith’s execution and delivery of a release of claims, substantially in the form set forth in Exhibit A hereto, and Smith’s delivery to the Chief Executive Officer of the Company of a list and description of all pending projects on which Smith has previously worked in the course of his employment with Company (taken together, the “Release”), within 30 days following the Resignation Date (and non-revocation within the time period set forth therein (the date the Release becomes irrevocable, the “Release Date”)) and the Consultant’s continued compliance with the covenants set forth in Section 8 (it being understood that the Company’s obligations pursuant to this Section 4(a) shall immediately cease upon a breach by the Consultant of such covenants), IBC shall be paid (for the avoidance of doubt, in no event shall IBC receive both payments set forth under clauses (iv) and (v) below):

(i)                 an amount in cash in a lump sum equal to $525,000, payable no later than the 30th day following the Resignation Date (the “Initial Fee”);

(ii)               an amount in cash equal to $200,000, payable in monthly installments by the 15th day of each month during the period commencing on the Resignation Date and ending on first anniversary of the Resignation Date, subject to the Consultant continuing to provide the Services (the “First Year Fees”); provided, however, that the first such installment shall be paid no earlier than the Release Date and the first payment shall include any portion of the First Year Fees that would have otherwise been payable during the period between the Resignation Date and the Release Date;

(iii)             an amount in cash equal to $200,000, payable in monthly installments by the 15th day of each month during the period commencing on the day following the first anniversary of the Resignation Date and ending on the second anniversary of the Resignation Date, subject to the Consultant continuing to provide the Services (the “Second Year Fees” and, together with the Initial Fee and the First Year Fees, the “Consulting Fees”);

(iv)             as applicable, if, as of the third anniversary of the Resignation Date, (A) annualized recurring revenues in respect of the Water Project equal or exceed $12 million but are less than $17 million and (B) the Company has received payments in respect of the Water Project during any one fiscal year of the Company that, in the aggregate, equal or exceed $12 million but are less than $17 million, then an amount in cash in a lump sum equal to $200,000, payable within 30 days following such third anniversary, subject to the Consultant continuing to provide the Services through such third anniversary; and

(v)               as applicable, if, as of the third anniversary of the Resignation Date, (A) annualized recurring revenues in respect of the Water Project equal or exceed $17 million and (B) the Company has received payments in respect of the Water Project during any one fiscal year of the Company that, in the aggregate, equal or exceed $17 million, then an amount in cash in a lump sum equal to $300,000, payable within 30 days following such third anniversary, subject to the Consultant continuing to provide the Services through such third anniversary (either such payment provided in clause (iv) or (v), as applicable and without duplication, the “Third Year Payment”)).

(b)               Expenses. The Company shall reimburse the Consultant pursuant to the Company’s reimbursement policies as in effect from time to time (which policies shall be provided to the Consultant upon request) for reasonable business expenses incurred by the Consultant in connection with the performance of the Services; provided that any expenses in excess of $10,000 per year in the aggregate shall require prior written authorization from the Chief Executive Officer of the Company to be reimbursed pursuant to this Section 4(b).

5.                  Sole Consideration. Except as specifically provided in Sections 3, 4, and 8(e), the Consultant shall be entitled to no compensation or benefits from the Company or its affiliates with respect to the Services and shall not be credited with any service, age, or other credit for purposes of eligibility, vesting, or benefit accrual under any employee benefit plan of the Company or its affiliates.

6.                  Status as a Non-Employee. The Company and the Consultant acknowledge and agree that, in performing the Services pursuant to this Agreement, the Consultant shall be acting and shall act at all times as an independent contractor only and not as an employee, agent, partner, or joint venturer of or with the Company or its affiliates. The Consultant acknowledges that the Consultant is and shall be solely responsible for the payment of all federal, state, local, and foreign taxes that are required by applicable laws or regulations to be paid with respect to all compensation and benefits payable or provided hereunder and shall not be eligible to participate in or accrue benefits under any employee benefit plan sponsored by the Company or its affiliates.

7.                  Termination of the Consulting Period.

(a)                Termination. Either the Company or the Consultant may terminate the Consulting Period at any time and for any reason (or no reason) by providing the other party with 30 days’ advance written notice of such termination, except in the case of a termination of the Consulting Period by the Company for Cause (as defined below), which shall be effective immediately. For purposes of this Agreement, “Cause” shall mean (i) the Consultant’s willful failure to perform his duties hereunder (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Consultant’s willful failure to comply with any valid and legal directive of the Company; (iii) the Consultant’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iv) the Consultant’s embezzlement, misappropriation, or fraud, whether or not related to the Consultant’s employment with the Company; (v) the Consultant’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude; (vi) the Consultant’s willful unauthorized disclosure of Confidential Information (as defined below); (vii) any material failure by the Consultant to comply with the Company’s written policies or rules, as they may be in effect from time to time during the Consulting Period and as provided by the Company to the Consultant, if such failure causes material harm to the Company; or (viii) any material breach of this Agreement by the Consultant (including, without limitation, the restrictive covenants set forth in Section 8). No act or failure to act on the part of the Consultant shall be considered “willful” unless it is done, or omitted to be done, by the Consultant in bad faith or without reasonable belief that the Consultant’s action or omission was in the best interests of the Company. Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Consultant shall have ten business days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that, if the Company reasonably expects irreparable injury from a delay of ten business days, the Company may give the Consultant notice of such shorter period within which to cure as is reasonable under the circumstances, which may include the termination of the Consulting Period without notice and with immediate effect.

(b)               Payments upon Termination. Upon termination of the Consulting Period for any reason, the Company shall pay to the Consultant any earned but unpaid Consulting Fees for Services rendered prior to such termination and shall reimburse the Consultant for any business expenses incurred prior to such termination and for which the Consultant would be entitled to reimbursement pursuant to Section 4(b). In addition, upon a termination of the Consulting Period by the Company without Cause, the Consultant shall be entitled to (i) a lump sum cash payment equal to the sum of the unpaid Consulting Fees; and (ii) continue to be eligible to receive the Third Year Payment in accordance with Sections 4(a)(iv) and 4(a)(v) (it being understood that the Consultant shall not be required to provide the Services following his termination in order to receive the Third Year Payment). Any amounts payable upon termination shall be paid within ten business days of the date of termination. Except as provided in the immediately preceding two sentences, upon any termination of the Consulting Period, the Company shall have no further obligation to the Consultant.

8.                  Restrictive Covenants.

(a)                Confidential Information. In the course of the Consultant’s employment with, service to, and involvement with the Company and its affiliates (including their predecessor and any successor entities), the Consultant has obtained or may obtain secret or confidential information, knowledge, or data concerning the Company’s and its affiliates’ businesses, strategies, operations, clients, customers, prospects, financial affairs, organizational and personnel matters, policies, procedures, and other nonpublic matters, or concerning those of third parties (“Confidential Information”). The Consultant shall hold in a fiduciary capacity for the benefit of the Company and its affiliates all Confidential Information relating to the Company or any of its affiliates, and their respective businesses, that shall have been obtained by the Consultant during the Consultant’s employment with the Company and its affiliates and the Consultant’s performance of the Services under this Agreement, and that shall not be or become public knowledge (other than by acts by the Consultant or representatives of the Consultant in violation of this Agreement). All records, files, memoranda, reports, customer lists, documents, and the like (whether in paper or electronic format) that the Consultant has used or prepared during the Consultant’s employment prior to the Resignation Date or will use or prepare specifically for the Company or its affiliates during the course of his Service under this Agreement after the Resignation Date shall remain the sole property of the Company and shall remain (or be promptly returned to) the Company’s premises. After termination of the Consultant’s Services with the Company, the Consultant shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any Confidential Information to anyone other than the Company and those designated by it.

(b)               Nonsolicitation. During the period commencing on the Resignation Date and ending on the earlier of (i) the fifth anniversary of the Resignation Date and (ii) if applicable, the second anniversary of the date on which the Company terminates the Consulting Period without Cause (the “Restricted Period”), the Consultant shall not directly or indirectly (A) induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to leave the Company or such affiliate, (B) hire any person who was an employee or independent contractor of the Company or any such affiliate until 12 months after such individual’s relationship with the Company or such affiliate has been terminated, or (C) induce or attempt to induce any client or customer (whether former, current, or prospective) or other business relation of the Company or any such affiliate to cease doing business or to reduce the amount of business that any client, customer, or other business relation has customarily done, or has indicated that he, she, or it intends to do, with the Company or such affiliate, whether or not the relationship between the Company or such affiliate and such client, customer, or other business relation was originally established, in whole or in part, through the Consultant’s efforts, or in any way interfere with the relationship between any such client, customer, or business relation, on the one hand, and the Company or such affiliate, on the other hand.

(c)                Noncompetition. The Consultant acknowledges that, in the course of Smith’s employment with and the Consultant’s Services to the Company and its affiliates (including their predecessor and any successor entities), the Consultant has become familiar, or will become familiar, with the Company’s and its respective affiliates’ trade secrets and with other Confidential Information concerning the Company, its affiliates, and their respective predecessors and that Smith’s employment with and the Consultant’s Services to the Company have been and will be of special, unique, and extraordinary value to the Company and its affiliates. Therefore, the Consultant agrees that, during the Restricted Period, the Consultant shall not, directly or indirectly, own, manage, operate, control, be employed by (whether as an employee, director, consultant, independent contractor, or otherwise, and whether or not for compensation), or render services, advice, or assistance in any capacity to a Competing Business (as defined below) in which the Company or any of its affiliates conducts business. For purposes of this Agreement, a “Competing Business” shall mean any person, firm, corporation, or other entity, in whatever form, that engaged or engages in any activities that conflict with, or could reasonably be expected to conflict with, the Water Project. The Company acknowledges that the Consultant is not responsible for annual budgetary appropriations enacted by the State of Florida Legislature (the “Legislature”), and any reduction or modification of budgetary funding approved by the Legislature that may adversely affect the Water Project is not, in and of itself, a violation of the restrictive covenants contained herein. Nothing herein shall prohibit the Consultant from being a passive owner of not more than 1% of the outstanding equity interest in any entity which is publicly traded, so long as the Consultant has no active participation in the business of such entity.

(d)               Nondisparagement. The Consultant shall not at any time make any written or oral statements, representations, or other communications that disparage the business or reputation of the Company or its affiliates or any of their respective officers, directors, employees, stockholders, agents, or representatives, including, but not limited to, by facilitating, participating in, or supporting, in any way, any litigation or claim by any third party.

(e)                Cooperation. During the Consulting Period and following the cessation of the Consultant’s Services for any reason, the Consultant shall, upon reasonable notice, (i) furnish such information and assistance to the Company and/or its affiliates, as may reasonably be requested by the Company or its affiliates, with respect to any matter, project, initiative, or effort for which the Consultant is or was responsible or has or had substantial involvement in while employed by the Company or while providing Services under this Agreement, and (ii) cooperate with the Company and its affiliates during the course of all third-party proceedings arising out of the Company’s business about which the Consultant has knowledge or information. If such notice is provided following cessation of the Consultant’s Services for any reason, the Company shall compensate the Consultant for any requested assistance at the rate of $195.00 per hour, which shall also include reimbursement of reasonable business expenses as set forth in Section  4(b), and such request shall be limited to a maximum of 40 hours of the Consultant’s time, absent further agreement between the Consultant and Company. Without limiting the generality of the foregoing, Smith shall cooperate and work in good faith with the Chief Executive Officer to transition to the Chief Executive Officer all projects and relationships with which he was engaged on behalf of the Company prior to the Resignation Date.

(f)                No Adverse Actions. The Consultant shall not at any time take any action that impugns or adversely affects the business, operations, or reputation of the Company or its affiliates or any of their respective officers, directors, employees, equityholders, agents, or representatives.

(g)               Remedies. The Consultant acknowledges and agrees that: (i) the purposes of the foregoing covenants (including, without limitation, the noncompetition covenant contained in Section 8(c)) are to protect the goodwill and trade secrets and other Confidential Information of the Company; and (ii) because of the nature of the business in which the Company and its affiliates are engaged and because of the nature of the trade secrets and other Confidential Information to which the Consultant has access, it would be impractical and excessively difficult to determine the actual damages of the Company if the Consultant breached any of the covenants of this Section 8. The Consultant understands that the covenants may limit the Consultant’s ability to earn a livelihood in a Competing Business. Any termination of the Consultant’s Services or of this Agreement shall have no effect on the continuing operation of this Section 8. The Consultant acknowledges that the Company would be irreparably injured by a violation of this Section 8 and that it is impossible to measure in money the damages that will accrue to the Company by reason of a failure by the Consultant to perform any of the Consultant’s obligations under this Section 8. Accordingly, if the Company institutes any action or proceeding to enforce any of the provisions of this Section 8, to the extent permitted by applicable law, the Consultant hereby waives the claim or defense that the Company has an adequate remedy at law, and the Consultant shall not urge in any such action or proceeding the defense that any such remedy exists at law. Furthermore, in addition to other remedies that may be available (including, without limitation, termination of the Company’s obligation to pay the Consulting Fees and the Third Year Payment), the Company shall be entitled to specific performance and other injunctive relief, without the requirement to post a bond. If any of the covenants set forth in this Section 8 is finally held to be invalid, illegal, or unenforceable (whether in whole or in part), such covenant shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality, or unenforceability and the remaining covenants shall not be affected thereby.

9.                  Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment under this Agreement. Within the time period permitted by the applicable Treasury Regulations (or such later time as may be permitted under Section 409A of the Code or any Internal Revenue Service or Department of Treasury rules or other guidance issued thereunder), the Company may, in consultation with the Consultant, modify this Agreement in order to cause the provisions of this Agreement to comply with the requirements of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the Consultant’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit.

10.              Miscellaneous.

(a)                Successors and Assigns. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, as applicable, the Company and the Consultant and their respective personal or legal representatives, executors, administrators, successors, assigns, heirs, distributees, and legatees. This Agreement is personal in nature, and the Consultant shall not, without the written consent of the Company, assign, transfer, or delegate this Agreement or any rights or obligations hereunder.

(b)               Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to such state’s laws and principles regarding the conflict of laws.

(c)                Venue. Any legal action to enforce this Agreement shall be brought in the state court of Florida, in and for Lee County, Florida. Prior to the commencement of any legal action, the parties shall first attend mediation with a mediator mutually agreed to by the parties, which shall be conducted in Lee County, Florida. In the event legal action is commenced prior to attending mediation, such action shall be stayed until a mediation conference has been conducted.

(d)               Prevailing Party Attorneys’ Fees. In any legal action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

(e)                Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, waiver, modification, or discharge is agreed to in writing and such writing is signed by the Company and the Consultant. From and after the Resignation Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

(f)                Notice. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant:
Kenneth Smith, 6381 Tidewater Circle, Fort Myers, FL 33908

If to the Company:
Alico, Inc.
10070 Daniels Interstate Court

Fort Myers, Florida 33913
Attention: Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

(g)               Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(h)               Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

ALICO, INC.
By:	/s/ Clayton G. Wilson
Name: Clayton G. Wilson
Title: Chief Executive Officer

INTEGRATED BEEF CONSULTANTS LLC
By:	/s/ Kenneth Smith
Name: Kenneth Smith
Title: Owner

/s/ Kenneth Smith
Kenneth Smith

[Signature Page to Smith Separation and Consulting Agreement]

EXHIBIT A

MUTUAL Release Agreement

THIS RELEASE AGREEMENT (this “Agreement”) is made and entered into by and between Alico, Inc. and its wholly owned subsidiaries and its successors and assigns (“Alico”) and Kenneth Smith and his heirs, spouse, assigns, executors, administrators, and attorneys (“Executive”).

Pursuant to that certain Separation and Consulting Agreement, dated as of March 20, 2015 (the “Separation and Consulting Agreement”), by and between Executive and Alico, Executive and Alico, desiring to resolve all actual or potential claims Executive may have against Alico, agree as follows:

1.                  Obligation of Alico. In consideration of Executive’s obligations set forth below, Alico shall provide to Executive the compensation described in Section 4 of the Separation and Consulting Agreement and payment of all unpaid vacation earned by Executive as of March 20, 2015, subject to the terms and conditions set forth therein. Other than with respect to any obligations of Executive created by this Agreement, Alico hereby releases and forever discharges Executive and his assigns (collectively, the “Executive Releasees”) from all claims, rights, and causes of action, in law or in equity, of any kind whatsoever that Alico or its subsidiaries has against the Executive Releasees that are known by the Alico as of the date of this Agreement and that arise out of Executive’s separation of employment with Alico and the negotiation of the Separation and Consulting Agreement (the “Released Subject Matters”). Notwithstanding the immediately preceding sentence, the release contained in the immediately preceding sentence shall not apply with respect to any claims (a) arising out of or relating to any matter that is not a Released Subject Matter or (b) arising, directly or indirectly, as a result of an action initiated by a third-party or by Executive.

2.                  Obligations of Executive. In consideration of Alico’s obligations set forth in this Agreement:

(a)                Executive waives, and releases Alico, and its directors, officers, employees, representatives, benefit plan administrators, agents, and attorneys, both individually and collectively (hereinafter collectively referred to as the “Alico Released Parties”), from, all claims, rights, and causes of action, both known and unknown, in law or in equity, of any kind whatsoever that Executive has or could have maintained against any of the Alico Released Parties arising out of his employment with Alico through the date of signing this Agreement or his separation from employment with Alico, including any claim for attorneys’ fees. Without limiting the generality of the foregoing, Executive waives, and releases all of the Alico Released Parties from, all claims, rights, and causes of action relating to or arising out of Executive’s employment with, conditions of employment with, compensation by, or separation of employment from, Alico, including, without limitation, any claims, rights, charges, or causes of action arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Acts of 1866 and 1871; the Age Discrimination in Employment Act of 1967, as amended; Executive Order Nos. 11246 and 11478; the Equal Pay Act of 1963, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Rehabilitation Act of 1973, as amended; the Florida Civil Rights Act of 1992; Florida Statutes §§ 440.205 and 448.102; the Americans with Disabilities Act of 1990, as amended; the Family and Medical Leave Act of 1993; the National

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Labor Relations Act of 1935, as amended; the Fair Labor Standards Act of 1938, as amended; the Occupational Safety and Health Act of 1970, as amended; the Genetic Information Nondiscrimination Act of 2008; and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any other federal or state law or local ordinance, including any suit in tort (including fraud, promissory estoppel and negligence) or contract (whether oral, written, or implied), or any other common law or equitable basis of action, except for any claim that may not lawfully be waived in this manner.

(b)               Executive represents that while he is not legally barred from filing a charge of discrimination, he has not filed, and does not intend to file, any charge of discrimination against any of the Alico Released Parties with any federal, state, or local agency and understands that Alico has reasonably relied on his representations in this paragraph in agreeing to perform the obligation set forth in Section 1 of this Agreement. Executive further waives any right to recovery based on any charge of discrimination filed by him or on his behalf.

(c)                Nothing contained herein shall be deemed to release any of Executive’s rights to indemnification under any indemnification agreement between Executive and Alico or under the articles of incorporation or bylaws of Alico, or under Section 607.0850, Florida Statutes, or any of Executive’s rights to advances or reimbursement under any directors’ and officers’ liability insurance policies maintained by Alico.

3.                  Non-Admission. Neither this Agreement, nor anything contained in it, shall be construed as an admission by any of the Alico Released Parties of any liability, wrongdoing, or unlawful conduct whatsoever.

4.                  Severability. If a court of competent jurisdiction invalidates any provision of this Agreement, then all of the remaining provisions of this Agreement shall continue unabated and in full force and effect.

5.                  Entire Agreement. This Agreement (together with the Separation and Consulting Agreement) contains the entire understanding and agreement between the parties regarding the subject matter of this Agreement and shall not be modified or superseded except upon express written consent of the parties to this Agreement. Executive represents and acknowledges that in executing this Agreement, he does not rely and has not relied upon any representation or statement made by Alico or its agents, representatives, or attorneys that is not set forth in this Agreement.

6.                  Governing Law. The laws of the State of Florida shall govern this Agreement, and any action to enforce this Agreement shall be brought in Lee County, Florida, where jurisdiction and venue shall lie. Prior to the commencement of any legal action, the parties shall first attend mediation with a mediator mutually agreed to by the parties, which shall be conducted in Lee County, Florida. In the event legal action is commenced prior to attending mediation, such action shall be stayed until a mediation conference has been conducted.

7.                  Prevailing Party Attorneys’ Fees. In any legal action to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to recover its reasonable attorneys’ fees and costs from the other party.

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8.                  Opportunity to Consider and Confer. Executive acknowledges that he has had the opportunity to read, study, consider, and deliberate upon this Agreement. He further acknowledges and understands that he has been given a period of 21 days in which he may, but is not required to, consider this Agreement, that after he signs it, he has seven days in which to revoke it. Executive further acknowledges that he fully understands and completely agrees with all of the terms of this Agreement and that he has been, and hereby is, specifically advised to consult with his attorney before executing this Agreement.

9.                  Effective Date. Assuming Executive signs this Agreement and does not revoke it as provided in Section 8 above, this Agreement shall be effective upon the expiration of the revocation period set forth in Section 8 above.

[Signature Page Follows]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, Alico and Executive hereby execute this Release Agreement, consisting of three pages (including this signature page) and including eight enumerated sections, by signing below voluntarily and with full knowledge of the significance of all of its provisions.

PLEASE READ CAREFULLY. THIS RESIGNATION AGREEMENT, WAIVER AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Sworn to and subscribed before me
this _____ day of ________________, 2015.

Notary Public, State of Florida at Large	Executive
My Commission Expires:

Executed at Fort Myers, Florida,
this _____ day of ________________, 2015.

Sworn to and subscribed before me
this _____ day of ________________, 2015.

____________________________________
Notary Public, State of Florida at Large
My Commission Expires:

[Signature Page to Smith Release Agreement]